Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Novus Therapeutics, Inc. of our report dated March 16, 2020 (which contains an explanatory paragraph describing conditions that raise substantial doubt about Novus Therapeutics, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Novus Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Novus Therapeutics, Inc. for the year ended December 31, 2019.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

March 25, 2020